SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2 )

                                IMRglobal Corp.
                       -----------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.10 per share
                       -----------------------------------
                         (Title of Class of Securities)

                                    45321W106
                       -----------------------------------
                                 (CUSIP Number)

                                   12/31/2000
                       -----------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]     Rule 13d-1(b)

              [ ]     Rule 13d-1(c)

              [x]     Rule 13d-1(d)

CUSIP No.    45321W106                                         Page  2  of  5
          ----------------                                          ---    ---


- --------------------------------------------------------------------------------
          NAME OF REPORTING PERSON

               Satish K. Sanan

    1     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
- --------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]

                                                                   (b)  [ ]
- --------------------------------------------------------------------------------
    3     SEC USE ONLY

- --------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
- --------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
      NUMBER OF
        SHARES                  -0-
     BENEFICIALLY      -------------------------------------------------------
       OWNED BY            6    SHARED VOTING POWER
         EACH
      REPORTING                 12,577,597
        PERSON         -------------------------------------------------------
         WITH              7    SOLE DISPOSITIVE POWER

                                12,577,597
                       -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                -0-
- --------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,577,597
- --------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
- --------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               28.2 %
- --------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

               IN
- --------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 45321W106                                            Page 3 of 5
                                                                   ---  ---


                  Item 1.  (a)      Name of Issuer:

                           IMRglobal Corp.

Item 1.      (b)  Address of Issuer's Principal Executive Offices:
                           100 South Missouri Avenue
                           Clearwater, Florida 33756

Item 2.      (a)  Name of Person Filing:

                           Satish K. Sanan

Item 2.      (b)  Address of Principal Business Office or if None, Residence:
                           100 South Missouri Avenue
                           Clearwater, Florida 33756

Item 2.      (c)  Citizenship:         U. S. Citizen

Item 2.      (d)  Title of Class of Securities:   Common Stock, par value $.10
                  per share

Item 2.      (e)  Cusip Number:  45321W106

CUSIP No. 45321W106                                            Page 4 of 5
                                                                    --- ---

Item 3. Statements filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the Person filing is a:

             (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
             (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
             (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
             (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
             (h) [ ] a savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
             (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.    Ownership

           (a) Amount Beneficially Owned (describe): Of the 12,577,597 shares reported pursuant to this Schedule 13G amendment; 6,441,360 shares are currently held by the A&S Family Limited Partnership, a limited partnership controlled by the reporting person; 491,000 shares subject to options exercisable within 60 days; and 5,645,237 shares are owned directly by the reporting person.

           (b)    Percent of Class:  28.2%

           (c)    Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:  -0-
                  (ii)   Shared power to vote or to direct the vote:  12,577,597
                  (iii)  Sole power to dispose or to direct the disposition of:
                         12,577,597
                  (iv) Shared power to dispose or to direct the disposition of: -0-

Item 5.    Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

CUSIP No. 45321W106                                            Page 5 of 5
                                                                   ---  ---

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.    Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.    Notice of Dissolution of Group:

                  Not Applicable

Item. 10.  Certification (see Rule 13d-1(b) and (c)):  Not Applicable




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 Dated:  March 30, 2001


                                                 /s/ Satish K. Sanan
                                                 -------------------------------
                                                 Signature


                                                 Satish K. Sanan
                                                 -------------------------------
                                                 Name/Title